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
                                                                      Exhibit 11
                                                                      ----------
                        CML GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                                             Second Quarter                     Six Months
                                                             --------------                     ----------
                                                          1995            1994            1995            1994
                                                          ----            ----            ----            ----
Primary earnings per share:

Weighted average number of shares
  outstanding:
Common                                                   49,870,036      50,608,727      49,928,177      50,601,622
Shares deemed outstanding from the
  assumed exercise of stock options
  and from deferred compensation
  awards                                                    810,197       1,219,259         814,829       1,293,658
                                                        -----------     -----------     -----------     -----------

Total                                                    50,680,233      51,827,986      50,743,006      51,895,280
                                                        ===========     ===========     ===========     ===========

Net income                                              $41,678,000     $38,302,000     $42,559,000     $45,443,000
                                                        ===========     ===========     ===========     ===========
Primary earnings per share                              $      0.82     $      0.74     $      0.84     $      0.88
                                                        ===========     ===========     ===========     ===========

Fully diluted earnings per share:

Weighted average number of shares
  outstanding, as above                                  50,680,233      51,827,986      50,743,006      51,895,280
Shares deemed outstanding from the
  assumed conversion of convertible
  subordinated debentures                                 2,110,453       2,218,649       2,164,551       2,218,649
Additional shares deemed outstanding
  from the assumed exercise of
  stock options                                               7,926              --           3,963         113,314
                                                        -----------     -----------     -----------     -----------
Total                                                    52,798,612      54,046,635      52,911,520      54,227,243
                                                        ===========     ===========     ===========     ===========

Additional income from the elimination of
  the interest cost of the convertible subord-
  inated debentures, net of income tax effect           $   510,000     $   512,000     $ 1,031,000     $ 1,026,000

Fully diluted earnings per share                        $      0.80     $      0.72     $      0.82     $      0.86
                                                        ===========     ===========     ===========     ===========



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